EXHIBIT 99.1

Investor Contact: Allison Good The Smith & Wollensky Restaurant Group Phone: 212-838-2061 Email: agood@swrg.com

Smith & Wollensky Announces December Sales

New York, January 6, 2006 – The Smith & Wollensky Restaurant Group, Inc. (Nasdaq: SWRG) today announced sales for the fiscal month, quarter, and year ended January 2, 2006. It should be noted that the results for the month, quarter, and year ended January 2, 2006 contain one less operating week than the corresponding periods from the fiscal 2004 calendar. To offer an appropriate comparison, results will be presented on an average weekly basis.

Total consolidated restaurant sales for the fiscal month were $14.0 million, or $2.8 million per week, compared to $16.3 million, or $2.7 million per week from the corresponding month in 2004. This represented an increase of 2.8% on a weekly sales basis. The results for the fiscal month December 2005, as compared to December 2004, benefited by not having the Thanksgiving holiday weekend, which is a historically slow sales week for most of our restaurants. This benefit in weekly sales was offset by the negative impact of the transit strike in New York City. On a weekly basis, comparable consolidated restaurant sales increased by 7.6% for the December 2005 period, when compared to December 2004. Comparable consolidated restaurant sales include only units that have been open for 15 months or longer. The Smith & Wollensky location in New Orleans remains closed. In order to offer an appropriate comparison, New Orleans sales have been omitted from the comparable consolidated restaurant sales calculation for 2004 and 2005.

Total consolidated restaurant sales for quarter ended January 2, 2006 were $33.6 million, or $2.6 million per week, compared to $38.0 million, or $2.7 million per week from the corresponding quarter in 2004. This represented a decrease of 4.7% on a weekly sales basis. The quarter was impacted by extreme weather conditions with Hurricane Wilma forcing closure of our Miami Beach location for two full days and three partial days due to the mandated curfew, in addition to the continued closure of our New Orleans location as a result of Hurricane Katrina and its aftermath.

Comparable consolidated restaurant sales increased by 0.8% on a weekly basis for the 2005 period when compared to the corresponding 2004 period. Total consolidated restaurant sales for year ended January 2, 2006 were $125.4 million, or $2.4 million per week, compared to $123.1 million, or $2.5 million per week from 2004. This represented a decrease of 3.8% on a weekly sales basis. Comparable consolidated restaurant sales increased by 1.1%, on a weekly basis for 2005 when compared 2004.

About Smith & Wollensky Restaurant Group

The Smith & Wollensky Restaurant Group develops and operates high-end, high-volume restaurants in major cities across the United States. The original Smith & Wollensky, a traditional New York steakhouse, opened in 1977 and is currently believed to be one of the largest-grossing à la carte restaurants in the country. Since its inception, the company has grown to include 16 restaurants, including Smith & Wollensky in New York, Miami Beach, Chicago, New Orleans, Las Vegas, Washington, D.C., Philadelphia, Columbus, Dallas, Houston, and Boston. SWRG also operates several other restaurants in New York, including Cité, Maloney & Porcelli, Park Avenue Café, and The Post House.

Except for historical information contained herein, the statements made in this press release regarding the Company’s business, strategy and results of operations are forward-looking statements which are based on management’s beliefs and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that may cause such differences include changes in economic conditions generally or in each of the markets in which the Company is located, unanticipated changes in labor or food costs, changes in consumer preferences, the level of competition in the high-end segment of the restaurant industry and the success of the Company’s growth strategy. For a more detailed description of such factors, please see the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise